Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:  Jim Greffet (317) 383-9935 or greffet_james_f@elanco.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen_parr_dekker@elanco.com

Elanco Animal Health Reports Third Quarter Results

•                  Earnings per share (EPS) was $0.03 (reported), or $0.30 (adjusted) for the third quarter 2019, including a benefit of $0.02 from a tax item

•                  Gross margin improved to 53.3 percent of revenue (reported and adjusted), an improvement of 190 basis points (reported) and 210 basis points (adjusted) for the third quarter 2019

•                  Total Revenue in the third quarter of 2019 increased 1 percent to $771.3 million; Total and Core Revenue grew 2 percent and 4 percent, respectively, at constant currency rates

•                  Announced agreement to acquire the animal health business of Bayer AG

•                  Updates expected 2019 revenue guidance to $3.070 billion - $3.085 billion and EPS guidance to $0.10 - $0.18 (reported), or $1.04 - $1.08 (adjusted)

Greenfield, IN, November 6, 2019 - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the third quarter of 2019 and narrowed its guidance for full year 2019. The results reflect underlying price and volume growth in our targeted growth categories and improved profitability through execution of the company’s three-pillar strategy of Innovation, Portfolio and Productivity (IPP).

“Elanco’s portfolio approach continues to deliver strong results, with double digit growth in our targeted growth categories and 75 percent growth from our portfolio of innovation launched since 2015, highlighting the strong underlying fundamentals of the base business. These balanced the external factors facing our company and industry,” said Jeff Simmons, president and chief executive officer at Elanco. “The Elanco team is in execution mode, while moving aggressively on transformation and stand up efforts across the company. Finally, we are pleased with the progression on the Bayer acquisition both in terms engagement with regulators on anti-trust clearances and our early integration efforts.”

Executing on the IPP strategy:

•      Innovation: Our revenue from the portfolio of products launched or acquired since 2015 grew 75 percent to $118.7 million, and now represents 15 percent of total revenue, including the addition of Entyce®, Nocita®, and Tanovea®.

•      Portfolio: Targeted growth categories in Elanco’s portfolio - Companion Animal Disease Prevention, Companion Animal Therapeutics and Food Animal Future Protein & Health - grew 13 percent, or 14 percent on a constant currency basis, and represented 63 percent of Elanco’s total revenue in the third quarter.

•      Productivity: Elanco continued its margin expansion journey with a restructuring announcement in the quarter. The independent company stand-up and the exit of Transitional Service Agreements with Lilly are on track, highlighted by the opening of shared service centers in both Warsaw, Poland and Kuala Lumpur, Malaysia, as well as, the transition to our own human resource management system in November.

In August, Elanco announced the agreement to acquire the animal health business of Bayer AG in a transaction valued at US$7.6 billion, to be paid in $5.3 billion in cash and approximately $2.3 billion of Elanco’s common stock, subject to certain customary adjustments. The transaction, which is subject to regulatory approvals and other customary closing conditions, would create the second largest animal health leader while strengthening and accelerating the company’s Innovation, Portfolio and Productivity (IPP) strategy. The transaction is expected to close in mid-2020.

Third Quarter Reported Results:

In the third quarter of 2019, total revenue was $771.3 million, an increase of 1 percent, or an increase of 2 percent without the impact of foreign exchange rates, compared with the third quarter of 2018. Revenue, excluding strategic exits, was $752.9 million; an increase of 3 percent, or an increase of 4 percent without the impact of foreign exchange rates. Gross margin, as a percent of revenue, increased 190 basis points compared with the third quarter of 2018, to 53.3 percent. There was a tax benefit of $22.5 million in the third quarter of 2019, primarily driven by the resolution of a Brazil tax audit in the quarter. The resolution of this tax audit provided a net incremental $7.2 million of Net Income, or $0.02 of EPS, comprised of a discrete tax benefit, partially offset by an expense in Other Income and Expenses from the release of a tax indemnity as a result of the resolution of the audit. Net income for the third quarter of 2019 decreased $50.2 million compared with the third quarter of 2018 to $10.0 million, or $0.03 per diluted share, primarily driven by asset impairments, restructuring, and other special charges.

Companion Animal Disease Prevention revenue increased 10 percent for the quarter, driven by both increased volume and price, partially offset by an unfavorable impact from foreign exchange rates.  Without the impact of foreign exchange rates, the category grew 11 percent. The revenue increase was driven by continued uptake of Credelio and Interceptor Plus, vaccines, and initial stocking for a new customer agreement.

Companion Animal Therapeutics revenue increased 9 percent for the quarter, driven by increased volume and to a lesser extent price, partially offset by an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category grew 10 percent. The revenue increase was driven by continued uptake of Galliprant®, initial stocking for a new customer agreement, and sales for Entyce® and Nocita®, as a result of the acquisition of Aratana Therapeutics, Inc. (Aratana).

Food Animal Future Protein & Health revenue increased 18 percent for the quarter, driven by increased volume and price, partially offset by an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category grew 20 percent. Growth was driven by the continued uptake of our Aqua portfolio, as well as poultry products. The quarter benefited from discrete items including the sale of the remaining inventory of a product that will be phased out in China and purchasing patterns in the prior year that created a favorable comparison for poultry products.

Food Animal Ruminants & Swine revenue decreased 12 percent for the quarter, driven by a decline in volume, and to a lesser extent an unfavorable impact from foreign exchange rates, partially offset by an increase in price. Without the impact of foreign exchange rates, the category declined 11 percent. The decline in revenue was primarily driven by softness in swine products due to African Swine Fever across Asia, a disruption in global supply of certain third-party produced injectable cattle products, reduced U.S. producer use of Paylean, changes in distributor purchasing for Rumensin as anticipated and the impact from the Australian drought, partially offset by revenue generated from Posilac as a result of the revised commercial agreement entered into in the third quarter of 2019.

Strategic Exits are businesses Elanco has exited or has made the decision to exit. Revenue from Strategic Exits decreased 33 percent for the quarter, and represented 2 percent of total revenue.

Gross profit increased 5 percent, to $410.9 million, in the third quarter of 2019 compared with the third quarter of 2018. Gross margin, as a percent of revenue, was 53.3 percent, an increase of 190 basis points. The gross margin increase was primarily due to continued improvements in manufacturing productivity and improvement in price, partially offset by unfavorable mix.

Total operating expenses increased 10 percent in the third quarter. Marketing, selling and administrative expenses increased 7 percent to $192.3 million, reflecting additional costs from acquired businesses in the current year, primarily Aratana, increased marketing efforts for our companion animal portfolio and incremental expenses as a result of operating as a public company - driven by both new expenses and marginally higher expenses, notably for Information Technology. Research and development expenses increased 19 percent to $69.9 million, or 9.1 percent of revenue, reflecting additional costs from acquired businesses within the current year, increased cost from R&D infrastructure investments and increased project spend as a result of pipeline progression.

Amortization of intangibles increased $2.0 million to $50.7 million in the third quarter as compared with the third quarter of 2018. Asset impairments, restructuring, and other special charges increased from $12.4 million in the third quarter 2018 to $77.2 million in the third quarter 2019. Charges recorded in the third quarter of 2019 include costs primarily related to our integration efforts and external costs related to acquiring businesses and charges necessary to stand up our organization as an independent company, along with charges related to previously announced restructuring activities, including severance, partially offset by a favorable adjustment from reversals for severance programs that are no longer active.

Net interest expense was $18.7 million in the third quarter of 2019, compared with $8.6 million in the third quarter of 2018, which represented only a partial quarter of interest expense. Other-net expense of $14.6 million was incurred in the third quarter of 2019, compared with expense of $4.9 million in the third quarter of 2018. In addition to other items, Other-net expense in the quarter included $7.5 million for an increase to the Galliprant contingent consideration as a result of the final valuation of the Aratana acquisition and $8.3 million of expense due to the release of a tax indemnity from Novartis related to the resolution in the third quarter of 2019 of a Brazil tax audit.

Third Quarter Consolidated non-GAAP Results:

Third quarter adjusted gross margin, as a percent of revenue, increased 210 basis points to 53.3 percent compared with the third quarter of 2018. Adjusted net income for the third quarter increased 4 percent to $111.7 million, which excludes the net impact of $101.7 million of asset impairments, restructuring and other special charges and the amortization of intangible assets, net of the impact from taxes. Adjusted EPS in the quarter was $0.30 per diluted share, inclusive of a benefit of $0.02 from the positive resolution of the Brazil tax audit. Adjusted EBITDA was $170.3 million in the third quarter of 2019, which represents 22 percent of total revenue and is flat with the third quarter of 2018.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release. For further detail on 2019 year-to-date results, see the tables later in this press release.

FINANCIAL GUIDANCE

To reflect underlying market dynamics in our business and industry, Elanco is reducing its full year guidance range for reported EPS, narrowing its full year guidance range for adjusted EPS and reducing and narrowing its full year guidance range for revenue as shown below.

	2019 Guidance (dollars in millions, except share amounts)
	August Guidance			November Guidance
Core Revenue	$3,000	to	$3,040	$2,990	to	$3,005
Strategic Exits		$80			$80
Revenue	$3,080		$3,120	$3,070		$3,085

Reported EPS	$0.36	to	$0.44	$0.10	to	$0.18
Amortization of intangible assets		$0.53			$0.54
Expenses associated with establishing stand-alone capabilities, severance and acquisitions	$0.30	to	$0.28	$0.66	to	$0.62
Subtotal	$1.19	to	$1.25	$1.29	to	$1.33
Tax Impact of Adjustments		$(0.15)			$(0.25)
Adjusted EPS	$1.04	to	$1.10	$1.04	to	$1.08

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. eastern today, during which company executives will review third quarter financial and operational results, discuss 2019 financial guidance, and respond to questions from financial analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company’s website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 64-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), including, without limitation, statements concerning our 2019 guidance, our industry and our operations, performance and financial condition, and including in particular, statements relating to our business, growth strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•                  heightened competition, including from innovation or generics;

•                  the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•                  changes in regulatory restrictions on the use of antibiotics in food animals;

•                  our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•                  consolidation of our customers and distributors;

•                  an outbreak of infectious disease carried by food animals;

•                  the success of our R&D and licensing efforts;

•                  our ability to complete acquisitions and successfully integrate the businesses we acquire, including the animal health business of Bayer AG (Bayer);

•                  our ability to obtain financing for the acquisition of Bayer animal health business on favorable terms;

•                  misuse, off-label or counterfeiting use of our products;

•                  unanticipated safety, quality or efficacy concerns associated with our products;

•                  the impact of weather conditions and the availability of natural resources;

•                  disruption in our supply chain due to manufacturing issues experienced by our contract manufacturers;

•                  the impact of increased or decreased sales to our channel distributors resulting in higher or lower inventory levels held by them in advance of or trailing actual customer demand, which could lead to variations in quarterly revenue results;

•                  risks related to our presence in emerging markets;

•                  changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

•                  the impact of global macroeconomic conditions; and

•                  the effect on our business resulting from our separation from Eli Lilly & Co. (Lilly), including the various costs associated with transition to a standalone entity.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release.  We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenues excluding strategic exits, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance.  Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com.  The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following:  (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations, such as Strategic Exits.  These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures.  We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco.  We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$771.3	$761.1	$2,284.0	$2,267.5
Costs, expenses, and other:
Cost of sales	360.4	369.8	1,060.2	1,161.3
Research and development	69.9	58.9	202.8	185.5
Marketing, selling, and administrative	192.3	179.0	574.3	550.1
Amortization of intangible assets	50.7	48.7	149.0	147.3
Asset impairments, restructuring, and other special charges	77.2	12.4	133.9	82.8
Interest expense, net of capitalized interest	18.7	8.6	60.2	8.6
Other—net expense	14.6	4.9	21.1	15.6
Income (loss) before income taxes	$(12.5)	$78.8	$82.5	$116.3
Income taxes	(22.5)	18.6	5.1	46.2
Net income	$10.0	$60.2	$77.4	$70.1
Earnings per share:
Basic	$0.03	$0.20	$0.21	$0.24
Diluted	$0.03	$0.20	$0.21	$0.24
Weighted average shares outstanding:
Basic	371.6	301.2	367.7	296.0
Diluted	373.2	301.2	368.7	296.0

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define Adjusted Net Income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding as of September 30, 2019 and 2018.

The following is a reconciliation of GAAP Reported for the three months ended September 30, 2019 and 2018 to Selected Non-GAAP Adjusted information:

	Three months ended September 30, 2019			Three months ended September 30, 2018
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1) (2)	$360.4	$0.2	$360.2	$369.8	$(1.6)	$371.4
Amortization of intangible assets	$50.7	$50.7	$—	$48.7	48.7	$—
Asset impairments, restructuring and other special charges (3) (4)	$77.2	$77.2	$—	$12.4	$12.4	$—
Other-net expense (5)	$14.6	$8.0	$6.6	$4.9	$—	$4.9
Income (loss) before taxes	$(12.5)	$136.1	$123.6	$78.8	$59.5	$138.3
Provision for taxes (6)	$(22.5)	$(34.4)	$11.9	$18.6	$(12.3)	$30.9
Net income	$10.0	$101.7	$111.7	$60.2	$47.2	$107.4
Earnings per share:(8)
basic	$0.03	$0.27	$0.30	$0.16	$0.13	$0.29
diluted	$0.03	$0.27	$0.30	$0.16	$0.13	$0.29
Adjusted weighted average shares outstanding:(7)
basic	371.6	371.6	371.6	365.6	365.6	365.6
diluted	373.2	373.2	373.2	365.6	365.6	365.6

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)         The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)         Adjustments to certain GAAP reported measures for the three months ended September 30, 2019 and 2018 include the following:

(1)         2019 excludes amortization of inventory fair value adjustments recorded from the acquisitions of Aratana and Prevtec ($0.6 million), partially offset by favorable inventory adjustments for the suspension of commercial activities of Imrestor® ($0.4 million).

(2)         2018 excludes inventory adjustments related to the suspension of commercial activities for Imrestor ($0.9 million), as well as the closure of the Larchwood, IA facility ($0.7 million).

(3)         2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($46.1 million), facility exit costs and asset impairments ($20.7 million), and severance ($17.5 million), partially offset by a favorable adjustment from reversals for severance programs ($7.1 million).

(4)         2018 excludes charges primarily associated with impairment expenses largely associated with the closure of the site at Larchwood, IA and other facilities ($7.5 million) as well as restructuring charges ($4.9 million) related to integration and other activities.

(5)         2019 excludes charges resulting from an increase in the Aratana contingent consideration ($7.5 million) and impairment of intangible assets as a result of the Prevtec acquisition ($0.5 million).

(6)         2019 and 2018 represent the income tax expense associated with the adjusted items.

(7)         Adjusted weighted average shares outstanding: Basic and diluted includes the full impact of 72.3 million shares sold in the September 2018 initial public offering for the three months ended September 30, 2018.

(8)         Reconciliation of each adjustment to earnings per share by line item is shown in the table below. As Reported GAAP EPS of $0.20 for Q3 2018 is calculated using weighted average shares of 301.2 million; however, in order to provide a more meaningful representation of comparative results, the table utilized a weighted average shares of 365.6 million to arrive at GAAP EPS of $0.16.

	Q3 2019	Q3 2018
As Reported EPS	$0.03	$0.20
Cost of sales	0.00	(0.01)
Amortization of intangible assets	0.14	0.16
Asset impairments, restructuring and other special charges	0.21	0.04
Other-net expense	0.02	—
Subtotal	$0.37	$0.20
Tax Impact of Adjustments	(0.09)	(0.04)
Total Adjustments to EPS	$0.28	$0.16

Impact of Adjusted weighted average shares outstanding: Basic and diluted(1)		(0.07)
Adjusted EPS(2)	$0.30	$0.29

Numbers may not add due to rounding.

(1) See Note (7) above. Impact is based on 72.3 million shares sold in the September 2018 initial public offering for the three months ended September 30, 2018.

(2) Adjusted EPS is calculated as the sum of As Reported EPS, Total Adjustments to EPS, and Impact of Adjusted weighted average shares outstanding: Basic and diluted.

The following is a reconciliation of GAAP Reported for the nine months ended September 30, 2019 and 2018 to Selected Non-GAAP Adjusted information:

	Nine months ended September 30, 2019			Nine months ended September 30, 2018
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1) (2)	$1,060.2	$0.8	$1,059.4	$1,161.3	$38.6	$1,122.7
Amortization of intangible assets	$149.0	$149.0	$—	$147.3	$147.3	$—
Asset impairments, restructuring and other special charges (3) (4)	$133.9	$133.9	$—	$82.8	$82.8	$—
Other-net, expense (5) (6)	$21.1	$8.0	$13.1	$15.6	$8.5	$7.1
Income before taxes	$82.5	$291.7	$374.2	$116.3	$277.2	$393.5
Provision for taxes (7)	$5.1	$(62.9)	$68.0	$46.2	$(20.9)	$67.1
Net income	$77.4	$228.8	$306.2	$70.1	$256.3	$326.4
Earnings per share:(9)
basic	$0.21	$0.62	$0.83	$0.19	$0.70	$0.89
diluted	$0.21	$0.62	$0.83	$0.19	$0.70	$0.89
Adjusted weighted average shares outstanding:(8)
basic	367.7	367.7	367.7	365.6	365.6	365.6
diluted	368.7	368.7	368.7	365.6	365.6	365.6

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)         The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)         Adjustments to certain GAAP reported measures for the nine months ended September 30, 2019 and 2018 include the following:

(1)         2019 excludes amortization of inventory fair value adjustments recorded from the acquisitions of Aratana and Prevtec ($0.6 million) and inventory adjustments for the suspension of commercial activities of Imrestor® ($0.2 million).

(2)         2018 excludes charges primarily associated with inventory adjustments related to the suspension of commercial activities for Imrestor ($34.7 million), as well as the closure of the Larchwood, IA facility ($3.9 million).

(3)         2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($100.1 million), facility exit costs and asset impairments ($24.7 million), and severance ($19.5 million), partially offset by a favorable adjustment from reversals for severance programs ($10.4 million).

(4)         2018 excludes charges primarily associated with impairment and exit costs related to other facility closures ($75.1 million) as well as restructuring changes ($7.7 million) related to integration activities and impairment related to the suspension of commercial activities for Imrestor®.

(5)         2019 excludes expenses resulting from an increase in the Aratana contingent consideration ($7.5 million) and the write-off of marketing authorizations as a result of the acquisition of Prevtec ($0.5 million).

(6)         2018 excludes expenses resulting from an increase in the Aratana contingent consideration.

(7)         2019 and 2018 represent the income tax expense associated with the adjusted items.

(8)         Adjusted weighted average shares outstanding: Basic and diluted includes the full impact of 72.3 million shares sold in the September 2018 initial public offering for the nine months ended September 30, 2018.

(9)         Reconciliation of each adjustment to earnings per share by line item is shown in the table below. As Reported GAAP EPS of $0.24 for YTD 2018 is calculated using weighted average shares of 296.0 million; however, in order to provide a more meaningful representation of comparative results, the table utilized a weighted average shares of 365.6 million to arrive at GAAP EPS of $0.19.

	YTD 2019	YTD 2018
As Reported EPS	$0.21	$0.24
Cost of sales	0.00	0.11
Amortization of intangible assets	0.40	0.40
Asset impairments, restructuring and other special charges	0.36	0.23
Other-net expense	0.02	0.02
Subtotal	$0.79	$0.76
Tax Impact of Adjustments	(0.17)	(0.06)
Total Adjustments to EPS	$0.62	$0.70

Impact of Adjusted weighted average shares outstanding: Basic and diluted(1)		(0.05)
Adjusted EPS(2)	$0.83	$0.89

Numbers may not add due to rounding.

(1) See Note (7) above. Impact is based on 72.3 million shares sold in the September 2018 initial public offering for the nine months ended September 30, 2018.

(2) Adjusted EPS is calculated as the sum of As Reported EPS, Total Adjustments to EPS, and Impact of Adjusted weighted average shares outstanding: Basic and diluted.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors’ understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors.

The following is a reconciliation of U.S. GAAP Net Income for the three and nine months ended September 30, 2019 and 2018 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reported Net Income	$10.0	$60.2	$77.4	$70.1
Net interest expense	18.7	8.6	60.2	8.6
Income tax (benefit) expense	(22.5)	18.6	5.1	46.2
Depreciation and amortization	78.7	72.7	231.1	222.3
EBITDA	$84.9	$160.1	$373.8	$347.2
Non-GAAP Adjustments:
Cost of sales	$0.2	$(1.6)	$0.8	$38.6
Asset impairment, restructuring and other special charges	77.2	12.4	133.9	82.8
Other-net, expense	8.0	—	8.0	8.5
Adjusted EBITDA(1)	$170.3	$170.9	$516.5	$477.1
Adjusted EBITDA Margin	22.1%	22.5%	22.6%	21.0%

(1) Adjusted EBITDA for the second quarter of 2018 and the six months ended June 30, 2018 as shown on the press release for the second quarter of 2019 were understated by $8.5 million due to an error. For the second quarter of 2018 and the six months ended June 30, 2018, Adjusted EBITDA should have been $148.6 million and $306.2 million, respectively. The value shown for the nine months ended September 30, 2018 above is correct.

For a reconciliation of our revenue excluding Strategic Exits to total GAAP revenue reported, please see the table below, which is a breakdown of revenue by category and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended September 30,
	2019		2018
Companion Animal
Disease Prevention	$207.6	27%	$188.6	25%
Therapeutics	87.6	11%	80.5	11%
Total Companion Animal	$295.2	38%	$269.1	35%
Food Animal
Future Protein & Health	$191.5	25%	$162.8	21%
Ruminants and Swine	266.2	35%	301.5	40%
Total Food Animal	$457.7	59%	$464.3	61%
Revenue Subtotal	$752.9		$733.4
Strategic Exits	$18.4	2%	$27.7	4%
Total Revenue	$771.3	100%	$761.1	100%

Numbers may not add due to rounding.

	Nine Months Ended September 30,
	2019		2018
Companion Animal
Disease Prevention	$616.9	27%	$603.9	27%
Therapeutics	252.4	11%	211.1	9%
Total Companion Animal	$869.3	38%	$815.0	36%
Food Animal
Future Protein & Health	$534.5	23%	$502.1	22%
Ruminants and Swine	811.8	36%	881.1	39%
Total Food Animal	$1,346.3	59%	$1,383.2	61%
Revenue Subtotal	$2,215.6		$2,198.2
Strategic Exits	$68.4	3%	$69.3	3%
Total Revenue	$2,284.0	100%	$2,267.5	100%

Numbers may not add due to rounding